Exhibit 99.6

AdCare Announces Shareholder Approval of Strategic Plan to
Transition to a Facilities Holding Company
Approves New Business Model Designed To Unlock Shareholder Value;
Board Appoints Brent Morrison as Voting Board Member

ATLANTA, GA, October 15, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) today announced that at a special meeting of shareholders, held on October 14, 2014, the Company’s shareholders approved certain leasing transactions, effectively authorizing AdCare to pursue the previously announced strategic plan to transition the Company to a healthcare property holding and leasing company. Approximately 10.8 million shares voted in favor of the plan, representing more than 99% of the total votes cast. The company also announced that Mr. Brent Morrison, previously a non-voting board observer, has been named to the AdCare’s Board of Directors.

David Tenwick, AdCare’s Chairman, commented, “We are gratified with the support we have received from our shareholders, and excited to continue to execute this strategic plan, which has been designed to maximize shareholder value. We have named Bill McBride, a proven and successful veteran of the REIT industry, as our Chief Executive Officer to lead this transition, and we continue to strengthen the board with the addition of Brent Morrison.”

Through a series of leasing transactions, the operations of the Company’s currently owned and operated healthcare facilities are in the process of being transitioned to third parties, and the properties AdCare leases will be sub-leased. The Board of Directors believes this new business model will reduce risk, enhance cash flow, ultimately unlocking shareholder value. To date, the Company has leased two facilities in Alabama and another in Georgia, and refinanced two additional properties as part of this strategic plan. The Company is involved in discussions to lease additional facilities, and is actively working to secure necessary approvals to lease all remaining facilities.

“I am excited to join AdCare at this important point in the Company’s evolution, and I look forward to leading this transition,” added Bill McBride, the Company’s new Chief Executive Officer. “With this approval of our shareholders, I plan to leverage my experience in the industry to execute AdCare’s strategic plan.”

In addition, Mr. Brent Morrison, CFA has been named to AdCare’s Board of Directors. Mr. Morrison, has been serving as a non-voting observer of the Board of Directors since January 2014. Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC, a position he has held since 2012, where he manages the firm’s assets by investing in undervalued small-cap companies. Prior to Zuma, Mr. Morrison was the Senior Research Analyst at the Strome Group, a private investment firm, from 2009 to 2012.  Mr. Morrison was a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, Calif., from 2007 to 2009. Prior to that, he was the Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007.  Mr. Morrison received a MBA from the University of California at Los Angeles, with an emphasis in Finance and International Business, and a B.A. in Finance from the University of Colorado at Denver. Mr. Morrison is a Chartered Financial Analyst.

Mr. Morrison added, “I have been involved with AdCare for more than four years, and served as a non-voting observer to the board since January, giving me the opportunity to witness the positive steps AdCare has taken to unlock shareholder value. I am excited about the opportunities in front of us and look forward to continuing to help AdCare achieve its goals.”

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. Since the Company’s inception in 1988, it has owned and managed long-term care facilities and retirement communities, and has sought to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding the strategic plan to transition the Company to a healthcare property holding and leasing company; (ii) statements regarding expense reductions, alternative financing options, reduced financing costs, run-rates and improved valuations; (iii) statements regarding anticipated dividend payments; (iv) statements regarding additional strategic alternatives; (v) statements regarding financial and operational improvements; and (vi) statements regarding the outlook for financial metrics. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare's ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.
References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts	Investor Relations
David Tenwick, Chairman	Brett Maas, Managing Partner
740-549-0400	Hayden IR
Tel (646) 536-7331
or	brett@haydenir.com

Bill McBride, CEO
AdCare Health Systems, Inc.
Tel (404) 781-2884
info@adcarehealth.com